UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   June 23, 2006

WESTMORELAND COAL COMPANY
(Exact Name of Registrant as Specified in Charter)

Delaware	001-11155	23-1128670
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

14th Floor, 2 North Cascade Avenue, Colorado Springs, CO       80903
(Address of Principal Executive Offices)                                       (Zip Code)

Registrant’s telephone number, including area code: (719) 442-2600

______________________________________________________
(Former Name or Former Address, if Changed Since Last Report)

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

             Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

             Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

             Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

             Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement

Compensation Arrangements for the
Named Executive Officers of Westmoreland Coal Company

This report summarizes the long-term incentives awarded to, and other relevant compensation arrangements for, the named executive officers of Westmoreland Coal Company (the “Company”). The term “named executive officers” is defined in Item 402(a)(3) of Regulation S-K, and in accordance with that item for purposes of this filing, the five executive officers named below are those whose total salary and bonus paid in 2005 exceeded $100,000 and who received the most compensation for the year ended December 31, 2005. None of the executive officers has an employment agreement with the Company and each serves as an “at will” employee.

On June 23, 2006, the Compensation and Benefits Committee of the Company’s Board of Directors (the “Committee”) made long-term incentive awards to the Company’s executive officers. The type and level of awards was determined in consultation with an independent human resources consulting firm. The awards consisted of stock appreciation rights (SARs) and units of value measurement which are known as “Performance Units.” The SARs were granted under the Company’s 2002 Long-Term Incentive Stock Plan and the Performance Units were granted under the Company’s 2000 Performance Unit Plan. The SARs represent 60% of the long-term incentives awarded to each executive officer. The other 40% consists of the Performance Units.

The SARs are a measure of value based on the stock price of the Company. Each SAR increases in value by the same amount as one share of common stock but only if the market price of the Company’s common stock on the date of exercise is greater than the price of the Company’s common stock on the date of grant, July 1, 2006. One-third of the SARs will vest each year over a three year period, beginning on the first anniversary of the date of the grant and are subject to forfeiture. The Company utilizes SARs settled in stock instead of stock options because SARs generally require fewer shares than options to deliver similar value to the executives.

The value of each Performance Unit is a function of three separate components, each expressed as a percentage, measured over a three-year period from the date of grant, July 1, 2006. One component is the change in the market price of the Company’s stock relative to the market price on July 1, 2006. The second component is a comparison of the total stockholder return of the Company’s common stock, expressed as a percentage, to: (i) the total stockholder return of the Russell 2000 Index, expressed as a percentage; and (ii) the total stockholder return of the S&P Utilities Index, expressed as a percentage. The third component in the calculation of Performance Units is the return on the Company’s shareholders’ equity. The Company utilizes Performance Units, which may be settled in cash or stock, in order to conserve the use of shares in the 2002 Long-Term Incentive Stock Plan.

To determine the value of the Performance Units, the Company will calculate a “weighted average” of these components. The change in the Company’s stock price, if positive, will count for 50% and the other two components will count for 25% each. The maximum value for each Performance Unit is $200. Values between $0 and $200 are extrapolated.

Performance Units vest in one-third increments beginning on the first anniversary of the date of the grant. The 2000 Performance Unit Plan provides that, if a recipient of Performance Units voluntarily terminates his employment, or if his employment is terminated involuntarily for cause, then the recipient forfeits all Performance Units, whether vested or not, for which the three-year performance period has not ended. The Committee may elect to pay the Performance Units in cash or stock and to defer full payment of amounts earned over time.

The awards of SARs and Performance Units to the named executive officers are as follows:

Name	Number of SARs awarded	Number of Performance Units awarded	Performance or other period until maturation or payout
Christopher K. Seglem Chairman, President and CEO	52,700	6,808	3 years
Roger D. Wiegley General Counsel	18,400	2,376	3 years
Robert W. Holzwarth Senior VP Power	12,100	1,558	3 years
John V. O'Laughlin VP Coal Operations	9,900	1,275	3 years
Todd A. Myers VP Coal Sales	7,900	1,017	3 years

Each of the named executive officers is eligible to participate in the Company’s 2006 Annual Incentive Plan on such terms as may be determined by the Committee.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WESTMORELAND COAL COMPANY

Date: June 29, 2006	By: /s/ Roger D. Wiegley
Roger D. Wiegley
General Counsel
(A Duly Authorized Officer)